UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2006

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification
incorporation)		Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

SIGNATURES

ITEM 1.01.            Entry into a Material Definitive Agreement

On September 13, 2006, the compensation committee of the board of directors of Coherent, Inc. (the “Company”) approved a change to the process for deferred compensation plan contributions by the Company to officers and other employees (the “Subject Employees”) who are subject to 402(g) contribution limitations for contributions under the Company’s 401(k) plan.  Following September 13, 2006, the difference between 6% of base salary and the 402(g) contribution limitation for the Subject Employees will be credited to such employees’ accounts in the Company’s deferred compensation plan to the extent such individual employee has an account under such plan.  In the event that any such employee does not have an account under the Company’s deferred compensation plan, the maximum contribution to such employee would be the 402(g) contribution limitation and would be made just to the Company’s 401(k) plan.

In addition, the compensation committee also approved the adoption of the Company’s 2007 fiscal year variable compensation plan (the “VCP”) for executive officers.  The VCP establishes bonus targets for the Company’s executive officers to the extent the Company achieves certain goals.  These goals are based on the level of achievement of revenue and pre-tax profit targets.  The amount each participant may receive can fluctuate between 0 and 150% of the targeted amount.  If the Company fails to meet at least 90% of the goal for each of the targets for a particular quarter, the participant would not receive any bonus for that particular quarter.

The following executive officers participate in the VCP with the following VCP target percentages for the fiscal year from October 1, 2006 through September 30, 2007 (which are a percentage of respective base salary):

John Ambroseo: 100%; Helene Simonet: 70%; Paul Meissner: 50%; Luis Spinelli: 50%; Ron Victor: 50%;  Bret DiMarco: 50%; Scott Miller:  40%*

*named executive officer for the fiscal year ended September 30, 2005, but will not be a named executive officer for the year ended September 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2006

COHERENT, INC.

By: /s/ Helene Simonet
Helene Simonet
Executive Vice President and
Chief Financial Officer